Exhibit 10.1
Board of Directors

April 24, 2026

Mr. Michael D. Skaggs
9776 Clingmans Dome Drive
Knoxville, Tennessee 37922

Dear Mike:

I am pleased to provide this proposal for the terms under which you would assume the position of Interim President and Chief Executive Officer of the Tennessee Valley Authority (“TVA”). This offer and the terms of your compensation set forth herein, if accepted by you, are subject to formal approval by the TVA Board of Directors and are not final until such approval.

Your commencement date as Interim President and Chief Executive Officer will be April 24, 2026, and your term as Interim President and Chief Executive Officer will end on April 24, 2027, with the option to extend the term based on the agreement of the parties. Upon employment in this position, TVA will provide you an annual salary of $500,000. Your salary will be payable on a bi-weekly basis.

During your employment, you will be entitled to receive additional compensation (“Additional Compensation”), payable as a lump sum within two months of the end of your term, in an amount up to $499,000, if you meet the following objectives, as determined by the Board in its reasonable discretion through a formal vote with any decision to deny Additional Compensation being memorialized in writing with an objective explanation outlining the Board’s reasoning:

• Support the United States in its goal of unleashing American Energy Dominance by developing TVA’s strategic path to national energy leadership, with a focus on nuclear operations and new nuclear generation, in a manner that is consistent with TVA’s financial constraints and legal requirements;
• Assess TVA’s rate structure and related policies to enable load growth, including growth driven by Artificial Intelligence and data centers, while protecting TVA’s rate base and alignment with the March 4, 2026, Rate Payer Protection Pledge Proclamation;
• Develop a comprehensive communications and government relations strategy that strengthens TVA’s reputation as an effective and trusted power provider that supports economic development in TVA’s service territory;
• Develop a commercial strategy that supports TVA-owned generation assets and non-TVA owned assets that augment TVA’s short- and long-term capacity needs;
• Recommend for approval a revised Integrated Resource Plan (“IRP”) to update the last IRP that was finalized and approved in August 2019;

Mr. Michael D. Skaggs

April 24, 2026
• Recommend a Strategic Asset Plan that helps TVA prioritize investments to support TVA’s short- and long-term estimated generation and transmission needs;
• Drive effective leadership, advance a healthy organizational culture, and reinforce strong customer relationships;
• Recommend for approval a budget that is consistent with the TVA Act (and all other applicable laws), TVA’s Strategic Asset Plan, and TVA’s enterprise strategies, operational targets, and values;
• Maintain excellent safety performance consistent with TVA’s focus on minimizing workplace accidents and maintaining a safety conscious work environment;
• Deliver continued excellence in operational and financial performance of TVA’s power system, maintaining rates as low as feasible while meeting the challenges and opportunities presented by the growing demand for electricity; and
• Oversee the development and planning for the orderly transition to a permanent Chief Executive Officer role, providing clear guidance and mentorship to help ensure that TVA will continue the path established during your interim role

The Board may remove you from office only for Gross Misconduct. Gross Misconduct for purposes of this offer letter is defined as follows:

• misconduct involving dishonesty, fraud, or gross negligence that directly results in, or could directly result in, significant economic or reputational harm to TVA;
• insubordination, intentional neglect of duties, or refusal to cooperate with investigations of TVA’s business practices;
• conviction of a crime amounting to a felony under the laws of the United States or any of the several states, or a crime of moral turpitude;
• a significant violation of TVA’s Code of Ethics or Code of Conduct; or
• disclosure without authorization of proprietary or confidential information of TVA.

In the event that the Board removes you from office for a reason other than Gross Misconduct, you shall be entitled to a lump-sum payment in an amount equivalent to the sum of the remainder of your annual salary and the full amount of the potential Additional Compensation, subject to your execution of a general release of claims in a form prescribed by TVA, and such amount will be paid to you within two months of your termination date. For purposes of clarity, in the event that you terminate your employment as Interim President and Chief Executive Officer of TVA for any other reason, including death or retirement, you (or your beneficiary) shall only be entitled to the sum of any salary earned to the time of your termination along with the full amount of the potential Additional Compensation.

During your employment, you will not receive any new grants or awards under the Executive Annual Incentive Plan, the Long-Term Incentive Plan, or the Supplemental Executive Retirement Plan. Also, you will not be eligible to receive or make new contributions to TVA’s Restoration Plan or Deferred Compensation Plan or to any qualified retirement plans. That being said, you will continue to receive any benefits

Mr. Michael D. Skaggs

April 24, 2026
under these plans to which you were entitled prior to your term as Interim President and Chief Executive Officer of TVA based on your prior employment with TVA. In addition, you may be eligible to participate in all TVA-sponsored employee benefit plans, but, if eligible, you will have the right to opt out of those plans at your discretion. Information and materials regarding these plans, including the benefits provided under them, will be provided to you.

You will be entitled to annual leave accrued at the initial rate of eight (8) hours per pay period, sick leave accrued at the rate of four (4) hours per pay period, and paid holidays in accordance with applicable federal leave laws and laws establishing federal holidays contained in Title V of the United States Code. In your capacity as Interim President and Chief Executive Officer, it is recognized that you will be required to work outside and beyond normal work hours. Accordingly, administrative leave for additional time off may be made available as agreed upon between you and the Chair of the Board.

Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. This position will also require, and is subject to your receiving, a top-secret security clearance and a nuclear security/safeguards clearance.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me. We look forward to your acceptance and, subject to approval of the TVA Board of Directors, your joining the TVA team.

Please sign below indicating your acceptance of this contingent offer.

Sincerely,

/s/ Mitch Graves

Mitch Graves
TVA Board Chair

/s/ Michael D. Skaggs________     __April 24, 2026
Michael D. Skaggs Acceptance Date

Date of Approval by TVA Board of Directors: April 24, 2026